Exhibit 99.3

SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this offering memorandum. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read this entire offering memorandum carefully, including the information incorporated by reference herein, before investing in the notes. You should read “Risk Factors” beginning on page 21 for information about important risks that you should consider before investing in the notes.

Unless the context otherwise requires, references in this offering memorandum to the “Predecessor,” “we,” “our,” “us” or like terms, when relating to a period prior to November 26, 2012 refer to Alon USA Partners, LP Predecessor, our predecessor for accounting purposes. References when used in the present tense or prospectively give effect to the Krotz Springs Acquisition (as defined herein), which is expected to close concurrently with this offering, and refer to Alon USA Partners, LP and its subsidiaries, including Alon Krotz Springs (as defined herein) also referred to as the “Partnership” or “Alon.” References in this offering memorandum to “our general partner” refer to Alon USA Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership. References in this offering memorandum to “Alon Finance” refer to Alon USA Partners Finance Co., a wholly owned subsidiary of the Partnership that has no material assets and was formed for the sole purpose of being a co-issuer of certain of our indebtedness. References to “Alon Krotz Springs” refer to Alon Refining Krotz Springs, Inc., a wholly owned subsidiary of Alon Energy, that we will acquire in the Krotz Springs Acquisition. In connection with the Krotz Springs Acquisition, Alon Krotz Springs will convert into a limited liability company. Unless the context otherwise requires, references in this report to “Alon Energy” refer collectively to Alon USA Energy, Inc. and its subsidiaries, other than the Partnership, its subsidiaries and its general partner. We have included a glossary of industry terms in Appendix A hereto.

Alon USA Partners, LP

Overview

We are a Delaware limited partnership formed in August 2012 by Alon USA Energy, Inc. (NYSE: ALJ) to own and operate our strategically located refining and integrated petroleum products marketing business in the South Central and Southwestern United States. Subsequent to the transaction described under “Krotz Springs Acquisition,” we will own and operate two refineries in the Petroleum Administration for Defense District III (“PADD III”) region of the United States, with a combined crude oil throughput capacity of approximately 147,000 barrels per day (“bpd”).

Our Big Spring refinery, located in Big Spring, Texas, is the closest refinery to the prolific Permian Basin in West Texas. Our Big Spring refinery has a crude oil throughput capacity of 73,000 bpd and a Nelson complexity of 10.5. Our configuration and close proximity to the Midland, Texas and Cushing, Oklahoma markets allow us to source and process sour crude oils, such as WTS, and sweet crude oils, such as WTI, each of which currently trades at a considerable discount to imported waterborne crude oils, such as Brent. For the three months ended September 30, 2014, approximately 88% of our Big Spring refinery’s production was comprised of gasoline and distillates, such as diesel fuel and jet fuel, which are primarily marketed through our wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors to markets in West Texas, Central Texas, Oklahoma, New Mexico and Arizona. During the year ended December 31, 2013 and the nine months ended September 30, 2014, our Big Spring refinery had a utilization rate of 94.9% and 97.0%, respectively.

The Krotz Springs refinery, to be acquired in the Krotz Springs Acquisition defined below, is located on the Atchafalaya River in central Louisiana, and is one of the newest refineries in the U.S. (in operation since 1980). The Krotz Springs refinery has a crude oil throughput capacity of approximately 74,000 bpd and a Nelson complexity of 8.4. In 2013, our Krotz Springs refinery sourced approximately 47% of its crude oil from West Texas with the remainder comprised of Gulf Coast sweet crude oils, including LLS. For the three months ended September 30, 2014, approximately 91% of the Krotz Springs refinery’s production was comprised of gasoline and distillates, which are primarily marketed via direct access to the Colonial products pipeline system (“Colonial Pipeline”) to markets in the Southern and Eastern United States. During the year ended December 31, 2013 and the nine months ended September 30, 2014, the Krotz Springs refinery had a utilization rate of 85.9% and 95.2%, respectively.

Our Refineries

At our two refineries, we refine crude oil and other feedstocks into refined products such as gasoline, diesel fuel, jet fuel, petrochemicals and asphalt (Big Spring refinery only). We market the refined products to a customer base that includes wholesale distributors and retail chains.

Raw Material Supply

Global and U.S. refined product prices are influenced by the price of Brent, which is a global benchmark crude oil. As a result, our refineries are influenced by the spread between Brent and other crude oils, such as WTI Cushing, WTI Midland, WTS and LLS. WTI has priced at a discount to Brent since the first quarter of 2011, and LLS has priced at a discount since the third quarter of 2013. This price advantage for the crudes we refine is the result of increasing mid-continent domestic and Canadian crude oil production, decreasing North Sea production, transportation infrastructure limitations and geopolitical factors. We expect WTI and LLS to continue to trade at a discount to Brent over the long term, providing a sustainable feedstock advantage for our refineries.

West Texas crude oils are typically transported to Cushing for sale; however, current logistical and infrastructure constraints at Cushing are limiting the ability of Permian Basin producers to transport their growing production to Cushing. The resulting oversupply of West Texas crude oils at Midland has depressed WTI Midland crude oil prices and enabled the Big Spring refinery, with its strategic location near Midland, to source an increased portion of its West Texas crude oil supply directly from Midland at discounted prices to Cushing. Moreover, by sourcing West Texas crude oils at Midland, the Big Spring refinery is able to eliminate the cost of transporting crude oil supply to and from Cushing. Additionally, the Big Spring refinery has the ability to process substantial volumes of WTS by eliminating the sulfur content from sour crude oil. The Big Spring refinery’s close proximity to the Midland market and ability to process sour crude oil allows us to source 100% of our crude oil supply from WTS and WTI Midland priced crude oils, both of which are traded at a discount to WTI Cushing. For the third quarter of 2014, our total refinery throughput was comprised of 50% WTS, 46% WTI and 4% blendstocks.

The Krotz Springs refinery’s crude oil input is typically 100% light sweet crude oil such as WTI Midland and LLS. According to the U.S. Energy Information Administration (“EIA”), light sweet crude oil has accounted for approximately 96% of the 1.8 million bpd growth in U.S. crude oil production from 2011 to 2013. The Krotz Springs refinery’s crude oil sourcing was comprised of 58% Gulf Coast sweet crude oils and 41% WTI crude oil during the third quarter of 2014. The Krotz Springs refinery began receiving crude oil sourced from West Texas in 2012. This cost advantaged crude oil is transported from Big Spring through the Amdel pipeline to the Nederland terminal located near the Gulf Coast, and from there it is transported to the Krotz Springs refinery by barge via the Intracoastal Canal and the Atchafalaya River. The Krotz Springs refinery also has access to various types of domestic and foreign crude oils via an ExxonMobil pipeline (“EMPCo”), railcar or truck rack delivery and is also capable of receiving LLS and foreign crude oils from the EMPCo “Northline System.” The Northline System delivers LLS and foreign crude oils from the St. James, Louisiana crude oil terminalling complex.

The following table shows average crude oil source differentials, which we believe have provided us the strategic cost advantages described above, for the periods presented.

Average Differential(1)	Year ended December 31, 2013	Nine months ended September 30, 2014	Three Years ended September 30, 2014
WTI Cushing—Brent	$(12.41)	$(8.52)	$(13.97)
WTS—WTI Cushing	(3.72)	(6.58)	(4.31)
WTI Midland—WTI Cushing	(2.59)	(7.31)	(3.71)
LLS—Brent	(1.35)	(4.43)	(1.84)
WTI Cushing—LLS	(11.06)	(4.09)	(12.14)

(1)	Average prices from Alon Energy.

We believe that the average crude oil source differentials over the three years ending September 30, 2017 will continue to provide us a strategic cost advantage, with projected differentials of $(10.99) for WTI Cushing—Brent, $(3.75) for WTS—WTI Cushing, $(3.95) for WTI Midland—WTI Cushing, $(8.09) for LLS—Brent and $(2.90) for WTI Cushing—LLS.

Refined Products

The complexity of our refineries allows us to optimize the yields (percentage of refined product produced from crude oil and other feedstocks) of higher value transportation fuels (gasoline and diesel / jet fuel). In the second quarter of 2014, as part of our planned turnaround, we revamped the vacuum tower at our Big Spring refinery, which increased crude oil throughput to 73,000 bpd from 70,000 bpd and increased diesel production by 3,000 bpd. The Krotz Springs refinery is characterized as a mild residual cracking refinery, which generally refers to a refinery utilizing vacuum distillation and catalytic cracking processes in addition to basic distillation and naphtha reforming processes to minimize low quality black oil production and to produce higher light product yields. The Krotz Springs refinery has the capability to process substantial volumes of low sulfur, or sweet, crude oils to yield approximately 102% of total feedstock input. This means that for every 100 barrels of crude oil and feedstocks input into the refinery, the Krotz Springs refinery produces 102 barrels of refined products. Of the 102%, on average 100.5% is higher value light finished products, petrochemical feedstocks and liquefied petroleum gas, and the remainder is primarily heavy oils.

(1)	High value light products include gasoline and diesel / jet fuel.
(2)	Numbers may not sum due to rounding.

We sell refined products from our Big Spring refinery in both the wholesale rack and bulk markets. We focus our marketing of transportation fuels produced at our Big Spring refinery to portions of Texas, Oklahoma, New Mexico and Arizona through our wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors. We distribute fuel products through a product pipeline and terminal network of seven pipelines totaling approximately 840 miles and five terminals that we own or access through leases or long-term throughput agreements. In addition, under our fuel supply agreement with Alon Energy, we supply substantially all of the motor fuel requirements of Alon Energy’s retail convenience stores. We are parties to an asphalt supply agreement with Alon Energy. Each of these agreements extends through 2032. We currently sell approximately 21% of our motor fuels production and 100% of our asphalt production from the Big Spring refinery to Alon Energy.

We sell refined products from the Krotz Springs refinery to markets in the Southern and Eastern U.S. through its direct connection to the Colonial Pipeline and upriver markets on the Mississippi and Ohio River via barge. The connection to the Colonial Pipeline provides flexibility to optimize product flows into multiple regional markets. The Colonial Pipeline has over 5,500 miles of pipelines and transports products to more than 260 marketing terminals located near major population centers. Products not shipped through the Colonial Pipeline, such as distillates, excluding jet fuel, are transported via barge for sale to investment grade oil companies. Barges originating at the Krotz Springs refinery have access to markets throughout the Southern and Eastern U.S. and along the Mississippi and Ohio Rivers.

Financial Highlights

The Partnership’s total net sales for the year ended December 31, 2013 and the nine months ended September 30, 2014 were $3.4 billion and $2.4 billion, respectively. Net income and Adjusted EBITDA for the year ended December 31, 2013 were $136.2 million and $224.1 million, respectively, and for the nine months ended September 30, 2014 were $127.0 million and $196.7 million, respectively. On a pro forma basis giving effect to the issuance and sale of the notes offered hereby and the completion of the Krotz Springs Acquisition, net income and Adjusted EBITDA for the year ended December 31, 2013 were $155.6 million and $288.0 million, respectively, and for the nine months ended September 30, 2014 were $159.5 million and $271.8 million, respectively. Pro forma net income and Adjusted EBITDA for the twelve months ended September 30, 2014 were $195.7 million and $341.4 million, respectively. These results have not been adjusted for the major planned turnaround at our Big Spring refinery, which was completed during the second quarter of 2014. Assuming our Big Spring refinery performed at similar throughput and operating expense levels achieved in the first quarter of 2014 and applying the product prices and crude cost from the second quarter of 2014, our Big Spring refinery’s Adjusted EBITDA would have been between $55 million and $65 million higher in the second quarter of 2014. Please read “—Summary Historical Consolidated and Pro Forma Consolidated Financial and Operating Data—Non-GAAP Financial Measure” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measure calculated and presented in accordance with GAAP. Please also read our unaudited pro forma consolidated financial statements included elsewhere in this offering memorandum.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Strategically Located Refineries with Advantageous Access to Crude Oil Supply.    We believe that the location of our refineries enables us to access lower cost sweet and sour crude oils such as WTI, LLS and WTS, which result in lower feedstock costs. Our refined products prices, which are derived from Brent prices, coupled with our lower feedstock costs help drive higher realized refining margins. As of October 2014, the EIA has forecasted that WTI Cushing will trade at a significant discount to Brent through 2015 of $7 per barrel.

Our Big Spring refinery is located in close proximity to Midland, Texas, the largest origination terminal for West Texas crude oil. Increased production in the Permian Basin coupled with infrastructure constraints in Cushing, Oklahoma has resulted in oversupply of West Texas crude oils at Midland and depressed Midland crude oil prices. Our Big Spring refinery is also able to process substantial volumes of sour crude oil such as WTS, which results in lower feedstock costs and provides the competitive flexibility to utilize an alternative to low sulfur, sweet crude oils such as WTI.

In 2012, the Krotz Springs refinery began receiving WTI crude oil sourced from West Texas via pipeline and barge. During the third quarter of 2014, the Krotz Springs refinery advantageously sourced 41% of its WTI-based crude slate from mid-continent sources with the remainder sourced from Gulf Coast sweet crude oils, which are also discounted relative to Brent.

We believe regulatory and capital hurdles make it difficult for competitors to replicate our crude slate and proximity to cost advantaged sources of WTS and WTI crude oils. Our refineries are well positioned to source multiple grades of crude oils which we use to maximize our profitability. Our Big Spring refinery has the flexibility to process WTS and WTI crude oils in a wide range of concentrations based on availability and pricing. Similarly, the Krotz Springs refinery processes WTI, LLS and a range of other Gulf Coast and occasionally, cost advantaged imported light sweet crude oils. For example, during 2008 and 2009, the Krotz Springs refinery processed approximately 1.5 million barrels of West African based crude oils to maximize profitability.

Higher Value Light Products with Low Operating Costs.    The configuration of the Big Spring and Krotz Springs refineries allows us to benefit from the abundance of light sweet crude oils on the Gulf Coast and to optimize the yield of higher value transportation fuels, such as gasoline and diesel. During the third quarter of 2014, our Big Spring and Krotz Springs refineries’ light product yield was 88% and 91%, respectively. Pro forma for the Krotz Springs Acquisition, high value light products yield will be 89%. The Krotz Springs refinery has a high liquid recovery of approximately 102%.

Pro forma for the Krotz Springs Acquisition, the Partnership has one of the lowest operating costs per barrel compared to its peers, with $3.81 per barrel, compared to our next lowest peer of $4.30 per barrel, for the quarter ended September 30, 2014.

Supporting Logistics Assets that Provide Competitive Cost Advantages.    Our network of pipeline and terminals that we either own or have access to through leases or long-term throughput agreements provide us with the flexibility to: (1) access a variety of crude oils for feedstock, thereby allowing us to optimize our refinery’s crude oil supply; and (2) distribute our motor fuel products efficiently to markets in the South Central, Southwestern, Midwestern and Southeastern United States through interconnections with third-party transportation systems. For instance, our allocations on the Amdel pipeline allow the Krotz Springs refinery to source cost-advantaged WTI Midland crude oil despite its location in Louisiana. Our Big Spring refinery’s integrated wholesale fuels marketing business supplies gasoline and diesel to approximately 640 Alon branded retail sites, including Alon Energy’s convenience stores, in Central and West Texas and New Mexico. Additionally, our wholesale fuels marketing business supplies products on an unbranded basis. Approximately 91% of wholesale fuels marketing branded and unbranded business is supplied by the Big Spring refinery. We believe our Big Spring refinery’s proximity to end markets provides us with cost advantages relative to other foreign and coastal domestic refiners that may incur higher transportation costs to access their respective end markets.

Our Relationship with Alon Energy.    Our relationship with Alon Energy provides us with a number of operational advantages. Our parent is an independent refiner and marketer of petroleum products operating primarily in the South Central, Southwestern and Western regions of the United States. As of September 30, 2014, Alon Energy operated 296 convenience stores located in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel, general merchandise and food and beverage products to the general public, primarily under the 7-Eleven and Alon brand names. Substantially all of the motor fuel sold to these convenience stores is supplied by the Big Spring refinery under long-term agreements. The supply of motor fuels to Alon Energy’s convenience stores provides a ratable and reliable distribution network for motor fuels produced from the Big Spring refinery.

Experienced Leadership.    Our executive officers have an average of over 20 years’ experience in the industry. A number of our executive officers and key operating personnel have spent the majority of their careers operating refineries and have successfully managed our business through multiple industry cycles. We also benefit from the management and marketing expertise provided by Alon Energy, which owns 100% of the voting interests in our general partner and will increase its ownership interest to 86% of common units pro forma for the Krotz Springs Acquisition.

Business Strategy

The primary components of our business strategy are:

Maintain Efficient Refinery Operations and Promote Operational Excellence and Reliability.    For the nine months ended September 30, 2014, our Big Spring and Krotz Springs refineries maintained a utilization rate of 97.0% and 95.2%, respectively, and maintained a mechanical availability rate of 97.1%

and 98.1%, respectively. We have undertaken significant operational improvements at our refineries to achieve high utilization rates, operating cost positions, safety and environmental performance. Our improvements led to record total throughput levels of 74,800 bpd and 76,900 bpd achieved at our Big Spring and Krotz Springs refineries, respectively, during the third quarter of 2014. Safety, reliability and the environmental performance of our operations are important to our financial performance. The Krotz Springs refinery has been designated an OSHA VPP Star-certified location since 2003. We continue to focus on optimizing current operations by implementing energy saving initiatives, improving reliability, enhancing product quality and improving product yield to further increase the profitability of our existing asset base.

Enhance Existing Operations through Organic Growth Investments.    We continue to evaluate projects designed to maximize the profitability of our refineries. Since 2011, we have invested approximately $209 million at our refineries in total capital expenditures that has improved the cost structure and profitability of the refineries. During the second quarter of 2014, we invested approximately $30 million to revamp the vacuum tower at our Big Spring refinery. The revamp enhanced the refinery’s energy efficiency, increased crude oil throughput by 3,000 bpd to 73,000 bpd and increased diesel production by 3,000 bpd. Management believes these enhancements will generate approximately $22 million of incremental Adjusted EBITDA per year based on current market conditions. Alon Energy has agreed to reimburse us for capital expenditures relating to the 2015 scheduled major maintenance turnaround of the Krotz Springs refinery. We expect the turnaround costs to be approximately $30 million, and Alon Energy’s reimbursement obligation is capped at $45 million. As part of the Krotz Springs refinery turnaround, we are evaluating various opportunities that may include changing the product mix of our processing units, de-bottlenecking and expanding units as necessary to increase throughput and improving operations by reducing costs.

Maintaining Prudent Financial Policies.    We intend to maintain prudent financial policies reflected by a combination of modest levels of total debt, diversifying liquidity sources, continuing our prudent hedging policy and maintaining appropriate insurance coverage for the key business risks of our operations. On a pro forma basis giving effect to this offering as of September 30, 2014 and after the application of the proceeds therefrom, we estimate that we would have had approximately $307 million of available liquidity comprised of cash on hand and amounts available for borrowing under our revolving credit facility. The contemplated transaction demonstrates our commitment to our financial policies by increasing liquidity and maintaining cash flow metrics. Our supply and offtake agreements with J. Aron help insulate our working capital needs from commodity price volatility. We have entered into, and expect to continue entering into, 2-3 year forward swap hedging arrangements for Brent versus LLS crude oil price spreads and jet fuel versus LLS crack spreads to help ensure profitability. We maintain significant property and business interruption insurance coverage for our refineries, with a limit of $850 million.

Maintain our Variable Distribution MLP Structure.    We are structured as a variable distribution MLP. Unlike traditional MLPs, our partnership agreement does not require us to pay a minimum quarterly distribution or incentive distribution rights. Generally, we distribute all available cash quarterly to unitholders of record on a pro rata basis. Available cash for each quarter will generally equal our cash flow from operations for the quarter, less cash needed for debt service, maintenance capital expenditures, other contractual obligations and reserves for future operating or capital needs, including reserves for our expenses in the quarters in which our planned major turnarounds and catalyst replacements occur. We have maintained and expect to maintain a disciplined distribution policy. For instance, in the third quarter of 2013, we decided to forego a distribution to our unitholders as a result of volatile commodity margins.

Refining Industry Overview

Crude oil refining is the process of separating the hydrocarbons present in crude oil for the purpose of converting them into marketable finished, or refined, petroleum products such as gasoline, diesel, jet fuel, asphalt and other products. Refining is primarily a margin-based business where both the feedstock (primarily crude oil) and the refined products are commodities with fluctuating prices. In order to increase profitability, refineries focus on maximizing the yields of high value finished products and minimizing the costs of feedstock and operating expenses.

We believe our refineries currently benefit from growth in North American crude oil production because of our ability to access cost-advantaged North American crude oil. According to the EIA, average United States crude oil production in 2014 is expected to grow by approximately 3.0 million bpd to 8.5 million bpd from 5.5 million bpd in 2010, an increase of approximately 55%. This level of United States crude oil production would represent the highest level since 1986. In addition, the Canadian Association of Petroleum Producers projects that Canadian crude oil production will increase by approximately 30%, or 850,000 bpd, from 2.8 million bpd in 2010 to 3.7 million bpd in 2014. As a result of the recent and projected growth in North American crude oil production, the United States has reduced its reliance on imported crude oil. The EIA estimates that crude oil imported from sources outside of North America since 2010 has declined by approximately 1.9 million bpd or 21%, to 7.3 million bpd in 2014. According to the EIA, production in the Permian Basin, where our Big Spring refinery is located, is expected to increase by nearly 800,000 bpd between 2011 and 2015 to 1.9 million bpd.

According to the EIA’s 2014 Refinery Capacity Report, there were 139 operating oil refineries in the United States in January 2014, with a total refining capacity of approximately 17.7 million bpd. High capital costs, historical excess capacity and environmental regulatory requirements have limited the construction of new refineries in the U.S. over the past 30 years. The Gulf Coast region of the United States, represented in part by PADD III, accounts for approximately 50% of U.S. refinery capacity based on throughput, which is a function of its geographic accessibility to domestic and imported crude oil as well as to product export markets. Refineries that operate in PADD III and utilize WTI and WTI-linked crude oils, including ours, often benchmark their performance against the Gulf Coast (WTI) 3-2-1 crack spread. The Gulf Coast (WTI) 3-2-1 crack spread averaged $19.67 per barrel for the three years ended December 31, 2012. During the year ended December 31, 2013, and for the first nine months of 2014, the Gulf Coast (WTI) 3-2-1 crack spread averaged $19.16 and $16.37 per barrel, respectively. The primary driver of the decreased crack spread is the differential between WTI Cushing and Brent crude oil prices. While the Gulf Coast (WTI) 3-2-1 crack spread decreased in recent periods compared to the three year average through December 31, 2012, the spread between WTI Midland crude oil compared to WTI Cushing has widened. The WTI Cushing to WTI Midland spread averaged $1.21 for the three years ended December 31, 2012. During the year ended December 31, 2013, and for the first nine months of 2014, the WTI Cushing to WTI Midland spread averaged $2.59 and $7.31 per barrel, respectively. The widening spread is resulting in part from the logistical and infrastructure constraints at Cushing that are leading to lower WTI Midland prices. As a result of the recent domestic crude oil input cost advantage, the Big Spring and Krotz Springs refineries have benefited from the increased availability of cheaper domestic crude oils, leading to better margins.

Krotz Springs Acquisition

On November 11, 2014, we entered into a contribution agreement (the “Contribution Agreement”) with Alon Energy pursuant to which Alon Energy will contribute 100% of the equity interests in Alon

Krotz Springs to us for total consideration of $437.5 million, including $100.0 million in cash consideration and 17,980,820 common units, based on a volume weighted average price per unit of $18.77 for the ten day period ending November 10, 2014. We refer to this transaction as the “Krotz Springs Acquisition.”

The Krotz Springs Acquisition provides us diversification through crude oil slates, end products, customers and geographic locations, reduces our dependence on a single asset and simplifies our parents’ corporate and capital structure. We currently expect that the Krotz Springs Acquisition will close concurrently with the closing of this offering of the notes. We intend to use a portion of the net proceeds from this offering, together with the issuance of common units to Alon Energy, to fund the Krotz Springs Acquisition. Completion of this offering is a condition to the closing of the Krotz Springs Acquisition. See “Use of Proceeds.”

On a historical basis for the year ended December 31, 2013 and the nine months ended September 30, 2014, the Krotz Springs refinery generated sales of approximately $2.7 billion and $2.2 billion, respectively, and Adjusted EBITDA of approximately $64.0 million and $75.1 million, respectively. Please read “—Summary Historical Consolidated and Pro Forma Consolidated Financial and Operating Data—Non-GAAP Financial Measure” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our most directly comparable financial measure calculated and presented in accordance with GAAP. Please also read our unaudited pro forma consolidated financial statements included elsewhere in this offering memorandum.

The Contribution Agreement has customary representations and warranties regarding the assets of Alon Krotz Springs and the Krotz Springs Acquisition, as well as customary covenants and indemnity provisions. The parties have agreed to indemnify each other with regards to breaches of their respective representations and warranties set forth in the Contribution Agreement. In addition, Alon Energy has agreed to reimburse us for capital expenditures relating to the 2015 scheduled major maintenance turnaround of the Krotz Springs refinery. We expect the turnaround costs to be approximately $30 million, and Alon Energy’s reimbursement obligation is capped at $45 million. The consummation of the Krotz Springs Acquisition is subject to the satisfaction of customary closing conditions, including, among other things, the absence of legal impediments prohibiting the Krotz Springs Acquisition and the absence of a material adverse effect on the business, assets, liabilities or results of operations or condition of Alon Krotz Springs. There is no assurance that all of the conditions to the consummation of the Krotz Springs Acquisition will be satisfied. We currently expect the Krotz Springs Acquisition to be consummated concurrently with the closing of the offering of the notes. For more information about the Krotz Springs Acquisition, please read “Krotz Springs Acquisition,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alon Refining Krotz Springs, Inc.” as well as the audited and unaudited financial statements and the notes related thereto and our unaudited pro forma consolidated financial statements and the notes related thereto contained in this offering memorandum.

Because this is a related party transaction, the conflicts committee of the board of directors of our general partner reviewed the Krotz Springs Acquisition and the terms of the related transactions and agreements, engaged and consulted with its independent financial and legal advisors with respect thereto, and granted “special approval” with respect to the Krotz Springs Acquisition pursuant to our limited partnership agreement.

We intend to use a portion of the net proceeds from this offering, together with the issuance of common units to Alon Energy, to fund the Krotz Springs Acquisition. See “Use of Proceeds.” Completion of this offering is a condition to the closing of the Krotz Springs Acquisition. Satisfaction of all conditions to the closing of the Krotz Springs Acquisition, except for the funding obligation, is a condition to the completion of this offering.

Organizational Structure

The following chart illustrates our organizational structure after giving effect to the Krotz Springs Acquisition.

(1)	Co-issuer of notes offered hereby.
(2)	Guarantor of notes offered hereby.
(3)	Owner of Krotz Springs refinery.
(4)	Owner of Big Spring refinery.
(5)	Indirect, wholly owned subsidiary of the Partnership and borrower under our revolving credit facility.

Partnership Structure and Management

Alon USA Partners, LP is a Delaware limited partnership formed in August 2012. Our general partner is Alon USA Partners GP, LLC, a Delaware limited liability company. As of September 30, 2014, we had 62,506,550 common units outstanding. Our general partner owns a non-economic general partner interest in us and has sole responsibility for conducting our business and managing our operations.

Alon USA Partners Finance Co., our wholly owned subsidiary, has no material assets or any liabilities other than as a co-issuer or guarantor of our indebtedness. Its activities are limited to co-issuing our debt securities and engaging in other financing-related activities.

Our principal executive office is located at 12700 Park Central Dr., Suite 1600, Dallas, Texas 75251. Our telephone number is (972) 367-3600.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more detailed description of the notes, please read “Description of Notes” and “Transfer Restrictions.”

Issuers	Alon USA Partners, LP and Alon USA Partners Finance Co.

Alon USA Partners Finance Co. is a wholly owned subsidiary of Alon USA Partners, LP that has no material assets and was formed for the purpose of being a co-issuer or guarantor of some of our indebtedness.

Securities	$450 million aggregate principal amount of % Senior Notes due 2022.

Maturity date	, 2022.

Interest payment dates	and of each year, commencing on , 2015.

Ranking	The notes will be our general unsecured obligations. The notes will:

•	rank equally in right of payment with all of our existing and future senior indebtedness;

•	be effectively junior to any of our secured indebtedness to the extent of the value of the collateral securing such indebtedness, including our obligations in respect of our revolving credit facility;

•	rank senior in right of payment to any of our future subordinated indebtedness; and

•	be structurally subordinated to all indebtedness and obligations of our subsidiaries that in the future do not guarantee the notes.

As of September 30, 2014, on an as adjusted basis after giving effect to the issuance and sale of the notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we would have had (i) total debt consisting of the notes offered hereby of $450 million and (ii) approximately $150 million of availability under our $240 million revolving credit facility.

Subsidiary guarantees	The notes initially will be jointly and severally guaranteed by all of our existing subsidiaries (other than Alon USA Partners Finance Co.) and by certain of our future subsidiaries, which we refer to as “the guarantors.” The guarantors own substantially all of our consolidated assets, including, after completion of the Krotz Springs Acquisition, Alon Refining Krotz Springs, Inc. Each guarantee of the notes will:

•	be a general unsecured obligation of the subsidiary guarantor;

•	rank equally in right of payment with all existing and future senior indebtedness of that subsidiary guarantor;

•	be effectively junior to any secured indebtedness of that subsidiary guarantor to the extent of the value of the collateral securing such indebtedness; and

•	rank senior in right of payment to any future subordinated indebtedness of that subsidiary guarantor.

Optional redemption	At any time prior to , 2017, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes in an amount not greater than the net cash proceeds of certain equity offerings at a redemption price equal to % of the principal amount of the notes, plus any accrued and unpaid interest to the date of redemption.

On or after , 2017, we may redeem all or part of the notes, in each case at the redemption prices described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

In addition, prior to , 2017, we may redeem all or part of the notes at a “make-whole” redemption price described under “Description of Notes—Optional Redemption,” together with any accrued and unpaid interest to the date of redemption.

Change of control	Upon the occurrence of a change of control, unless we have exercised our optional redemption right with respect to the notes, holders of the notes will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the aggregate principal amount of the notes, together with any accrued and unpaid interest to the date of purchase.

Certain covenants	We will issue the notes under an indenture with Wilmington Trust, National Association, as trustee. The indenture will include restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur, assume or guarantee additional indebtedness or issue certain preferred units;

•	create liens to secure indebtedness;

•	pay dividends on equity securities, repurchase equity securities or redeem subordinated indebtedness;

•	make investments;

•	restrict dividends, loans or other asset transfers from our restricted subsidiaries;

•	consolidate with or merge with or into, or sell substantially all of our properties to, another person;

•	sell or otherwise dispose of assets, including equity interests in subsidiaries; and

•	enter into transactions with affiliates.

However, at any time when either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. assign the notes an investment grade rating, many of the foregoing covenants will be suspended.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes—Certain Covenants.”

Exchange offer; registration rights	In connection with the issuance of the notes, we, the guarantors and the initial purchasers will enter into an agreement for your benefit obligating us to file a registration statement with the SEC so that you can exchange the notes (including the related guarantees) issued in this offering for registered notes having substantially the same terms as the notes and evidencing the same indebtedness as the notes (referred to in this offering memorandum as the “exchange notes”).

Under the registration rights agreement, we and the guarantors will agree to use commercially reasonable efforts to consummate an exchange offer within 365 days after the date of the issuance of the notes offered hereby. We and the guarantors will also agree to file a shelf registration statement for the resale of the notes if we cannot effect the exchange offer within this time period and in other circumstances described under the caption “Exchange Offer; Registration Rights.”

You may be entitled to the payment of liquidated damages in the form of additional interest if we do not comply with these obligations within the required time periods.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $441.5 million, after deducting the initial purchasers’ commissions and estimated offering expenses. We intend to use the net proceeds from this offering to fund the cash portion of the purchase price for the Krotz Springs Acquisition, to repay in full and terminate our term loan facility and for general partnership purposes, including repayment of borrowings under our revolving credit facility, if any. Please read “Use of Proceeds.”

Affiliates of certain of the initial purchasers are lenders under our term loan facility. As a result, these affiliates will receive a portion of the net proceeds from this offering in such capacities. See ‘‘Plan of Distribution.’’

Transfer restrictions	We have not registered the notes under the Securities Act, and the notes are subject to restrictions on transferability and resale. Please read “Transfer Restrictions.”

Absence of a public market for the notes	The notes are not listed on any securities exchange or included in any automated quotation system. Although certain of the initial purchasers have informed us that they intend to make a market in the notes and, if issued, the exchange notes, they are not obligated to do so and may discontinue market making at any time without notice. Accordingly, a liquid market for the notes may not develop or be maintained.

Risk factors	Investing in the notes involves risks. Please read “Risk Factors” for a discussion of certain factors you should consider before making an investment in the notes.

Summary Historical Consolidated and Pro Forma Consolidated Financial and Operating Data

The summary historical consolidated financial and other information presented as of and for the years ended December 31, 2011, 2012 and 2013, have been derived from our audited consolidated financial statements included elsewhere in this offering memorandum. The summary historical consolidated financial and other information as of and for the nine months ended September 30, 2013 and 2014 is derived from our unaudited consolidated financial statements included elsewhere in this offering memorandum.

The summary pro forma financial data as of September 30, 2014, for the year ended December 31, 2013, the nine months ended September 30, 2013 and 2014 and for the twelve months ended September 30, 2014 are derived from our unaudited pro forma consolidated financial statements and the notes related thereto included elsewhere in this offering memorandum. The pro forma financial data have been prepared as if the Krotz Springs Acquisition had taken place on September 30, 2014, in the case of the pro forma balance sheet, or as of January 1, 2013, in the case of the pro forma statement of operations data, pro forma statement of cash flow data, other financial information and pro forma operating data for the year ended December 31, 2013, the nine months ended September 30, 2013 and 2014 and the twelve months ended September 30, 2014. The pro forma financial data gives pro forma effect to the issuance and sale of the notes offered hereby, the application of the net proceeds therefrom as described under “Use of Proceeds” and the repurchase of Alon Krotz Springs notes during the nine months ended September 30, 2014.

The following summary historical consolidated and pro forma consolidated financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alon USA Partners, LP,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Alon Refining Krotz Springs, Inc.,” the unaudited pro forma consolidated financial statements of the Partnership, and the notes related thereto, the audited and unaudited historical financial statements of the Partnership, and the notes related thereto and the audited and unaudited financial statements of Alon Refining Krotz Springs, Inc. and the notes related thereto, included elsewhere in this offering memorandum.

	Historical Consolidated					Pro Forma Consolidated
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2013	Nine Months Ended September 30,		Twelve Months Ended September 30, 2014(1)
	2011	2012	2013	2013	2014(6)		2013	2014
	(Predecessor)			(unaudited)		(unaudited)	(unaudited)		(unaudited)
	(in thousands)
Statements of Operations Data:
Net sales	$3,207,969	$3,476,817	$3,430,287	$2,551,763	$2,421,194	$6,110,399	$4,487,722	$4,619,989	$6,242,666
Total operating costs and expenses	2,877,177	3,053,465	3,251,589	2,397,111	2,258,523	5,894,314	4,322,922	4,402,654	5,974,046
Loss on disposition of assets	—	—	(21)	(21)	—	(21)	(21)	—	—

Operating income	330,792	423,352	178,677	154,631	162,671	216,064	164,779	217,335	268,620
Interest expense	(16,719)	(22,235)	(40,474)	(30,489)	(34,477)	(58,539)	(43,993)	(56,642)	(71,188)
Interest expense-related parties	(17,067)	(15,691)	—	—	—	—	—	—	—
Other income, net	18	8	23	18	627	33	27	636	642

Income before state income tax expense	297,024	385,434	138,226	124,160	128,821	157,558	120,813	161,329	198,074
State income tax expense	2,597	3,536	2,004	1,434	1,785	2,004	1,434	1,785	2,355

Net income	$294,427	$381,898	$136,222	$122,726	$127,036	$155,554	$119,379	$159,544	$195,719

	Historical Consolidated					Pro Forma Consolidated
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2013	Nine Months Ended September 30,		Twelve Months Ended September 30, 2014(1)
	2011	2012	2013	2013	2014(6)		2013	2014
	(Predecessor)			(unaudited)		(unaudited)	(unaudited)		(unaudited)
	(in thousands, except per barrel data)
Statements of Cash Flow and Other Operating Data:
Net cash provided by (used in):
Operating activities	$258,575	$528,825	$216,337	$159,719	$139,374
Investing activities	(19,545)	(31,769)	(29,626)	(21,658)	(63,081)
Financing activities	(123,437)	(567,000)	(99,129)	(143,586)	(114,581)
Capital expenditures	12,460	24,490	23,390	16,634	13,931
Capital expenditures for turnarounds and catalyst replacement	7,085	7,279	6,236	5,024	49,150
Depreciation and amortization	40,448	46,009	45,329	34,282	33,427	71,894	53,610	53,848	72,132
Balance Sheet Data:
Cash and cash equivalents	$135,945	$66,001	$153,583	60,476	$115,295			$156,649	$156,649
Property, plant and equipment, net	493,970	483,061	472,885	472,859	452,489			777,339	777,339
Total assets	810,480	763,423	849,924	758,699	842,435			1,323,643	1,323,643
Total debt	533,592	295,311	344,322	324,816	292,858			450,000	450,000
Partners’ equity	102,689	181,726	145,442	131,946	210,028			409,482	409,482
Other financial information:
Adjusted EBITDA(1)(6)	$371,258	$469,369	$224,050	$188,952	$196,725	$288,012	$218,437	$271,819	$341,394
Operating Data:
Refinery Throughput (bpd):
WTS crude	51,202	52,190	43,705	45,029	28,524	43,705	45,029	28,524	31,359
WTI crude	10,023	14,396	20,706	18,016	31,330	50,286	47,693	59,676	59,249
Gulf Coast Sweet Crude	—	—	—	—	—	33,233	30,805	42,139	41,710
Blendstocks	2,389	2,360	2,692	1,865	2,528	4,584	3,526	3,723	4,732

Total refinery throughput(2)	63,614	68,946	67,103	64,910	62,382	131,808	127,053	134,062	137,050

Refinery Production:
Gasoline	31,105	34,637	33,736	31,905	30,207	63,168	59,268	63,666	66,459
Diesel/jet fuel	20,544	22,329	22,404	21,688	21,964	48,912	47,080	53,256	53,531
Asphalt	4,539	4,084	3,640	3,708	2,705	3,640	3,708	2,705	2,878
Petrochemicals	3,837	4,054	4,152	3,984	3,514	4,152	3,984	3,514	3,800
Heavy oils	—	—	—	—	—	1,175	1,194	1,129	1,126
Other	3,488	3,706	3,033	3,371	4,030	11,890	12,825	11,319	10,763

Total refinery production(3)	63,513	68,810	66,965	64,656	62,420	132,937	128,059	135,589	138,557

Key Operating Statistics:
Refinery utilization	90.8%	97.3%	94.9%	93.8%	97.0%	90.2%	88.3%	96.0%	96.0%
Per barrel of throughput:
Refinery operating margin(4)	$20.89	$23.50	$14.59	$16.35	$17.35	$10.45	$10.88	$12.71	$11.81
Refinery direct operating expense(5)	$4.23	$4.00	$4.53	$4.74	$4.69	$4.31	$4.52	$4.33	$4.18

(1)	See “—Non-GAAP Financial Measure” for a definition of Adjusted EBITDA, which includes a reconciliation of Consolidated Net Income and Adjusted EBITDA for the periods reported.
(2)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.
(3)	Total refinery production represents the barrels per day of various refined products produced from processing crude and other refinery feedstocks through the crude units and other conversion units.
(4)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions) by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.

The pro forma consolidated refinery operating margin for the year ended December 31, 2013 excludes gains on commodity swaps of $23,900. The pro forma consolidated refinery operating margin for the nine months ended September 30, 2014 excludes losses on commodity swaps of $9,891. The pro forma consolidated refinery operating margin for the nine months ended September 30, 2013 excludes gains on commodity swaps of $21,333. The pro forma consolidated refinery operating margin for the twelve months ended September 30, 2014 excludes losses on commodity swaps of $7,324.

(5)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses by total throughput volumes.

(6)	These results have not been adjusted for the major planned turnaround at our Big Spring refinery, which was completed during the second quarter of 2014. Assuming our Big Spring refinery performed at similar throughput and operating expense levels achieved in the first quarter of 2014 and applying the product prices and crude cost from the second quarter of 2014, our Big Spring refinery’s Adjusted EBITDA would have been between $55 million and $65 million higher in the second quarter of 2014.

Non-GAAP Financial Measure

Adjusted EBITDA represents earnings before state income tax expense, interest expense, depreciation and amortization and loss on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of state income tax expense, interest expense, loss on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from Adjusted EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2013 and 2014 as well as the year ended December 31, 2013, the nine months ended September 30, 2013 and 2014 and the twelve months ended September 30, 2014 on a pro forma basis:

	Historical Consolidated					Pro Forma Consolidated
	Year Ended December 31,			Nine Months Ended September 30,		Year Ended December 31, 2013	Nine Months Ended September 30,		Twelve Months ended September 30, 2014
	2011	2012	2013	2013	2014		2013	2014
	(Predecessor)			(unaudited)		(unaudited)	(unaudited)		(unaudited)
	(in thousands)
Net income	$294,427	$381,898	$136,222	$122,726	$127,036	$155,554	$119,379	$159,544	$195,719
State income tax expense	2,597	3,536	2,004	1,434	1,785	2,004	1,434	1,785	2,355
Interest expense	16,719	22,235	40,474	30,489	34,477	58,539	43,993	56,642	71,188
Interest expense—related parties	17,067	15,691	—	—	—	—	—	—	—
Depreciation and amortization	40,448	46,009	45,329	34,282	33,427	71,894	53,610	53,848	72,132
Loss on disposition of assets	—	—	21	21	—	21	21	—	—

Adjusted EBITDA	$371,258	$469,369	$224,050	$188,952	$196,725	$288,012	$218,437	$271,819	$341,394

Pro forma consolidated Adjusted EBITDA for the twelve months ended September 30, 2014 is equal to pro forma consolidated Adjusted EBITDA of $288,012 for the year ended December 31, 2013 plus pro forma consolidated Adjusted EBITDA of $271,819 for the nine months ended September 30, 2014 less pro forma consolidated Adjusted EBITDA of $218,437 for the nine months ended September 30, 2013.

Pro forma consolidated net income for the twelve months ended September 30, 2014 is equal to pro forma consolidated net income of $155,554 for the year ended December 31, 2013 plus pro forma consolidated net income of $159,544 for the nine months ended September 30, 2014 less pro forma consolidated net income of $119,379 for the nine months ended September 30, 2013.

The following tables present the historical statements of operations data for Alon Krotz Springs and reconcile net income (loss) to Adjusted EBITDA for the years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2013 and 2014.

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2011	2012	2013	2013	2014
				(unaudited)
	(in thousands)
Statements of Operations Data:
Net sales	$2,533,092	$2,881,242	$2,680,112	$1,935,959	$2,198,795
Total operating costs and expenses	2,543,354	2,918,421	2,642,725	1,925,811	2,144,131
Loss on disposition of assets	—	(2,504)	—	—	—

Operating income (loss)	(10,262)	(39,683)	37,387	10,148	54,664
Interest expense	(40,977)	(44,417)	(48,535)	(33,291)	(22,476)
Other income, net	(36,232)	(7,289)	10	9	9

Income before income tax expense	(87,471)	(91,389)	(11,138)	(23,134)	32,197
Income tax expense	—	—	—	—	—

Net income (loss)	$(87,471)	$(91,389)	$(11,138)	$(23,134)	$32,197

Other financial information:
Adjusted EBITDA	$(23,849)	$(20,586)	$63,962	$29,485	$75,094

	Historical
	Year Ended December 31,			Nine Months Ended September 30,
	2011	2012	2013	2013	2014
				(unaudited)
	(in thousands)
Net income (loss)	$(87,471)	$(91,389)	$(11,138)	$(23,134)	$32,197
Income tax expense	—	—	—	—	—
Interest expense	40,977	44,417	48,535	33,291	22,476
Depreciation and amortization	22,645	23,882	26,565	19,328	20,421
Loss on disposition of assets	—	2,504	—	—	—

Adjusted EBITDA	$(23,849)	$(20,586)	$63,962	$29,485	$75,094